Exhibit 21.1

List of Subsidiaries

The following are the Registrant, its subsidiaries and its variable interest entities (“VIEs”):

Registrant (Cayman Islands):

Recon Technology, Ltd

Subsidiary (Hong Kong):

Recon Technology Co., Limited

Subsidiary (PRC):

Recon Technology (Jining) Co., Ltd.

Non-Subsidiary VIE affiliates (PRC):

Beijing BHD Petroleum Technology Co. Ltd.

Nanjing Recon Technology Co., Ltd.

Jining ENI Energy Technology Co., Ltd. (only through December 15, 2010; not a VIE of the Registrant starting December 16, 2010)